UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 4, 2006

Jones Soda Co.
__________________________________________
(Exact name of registrant as specified in its charter)

Washington	000-28820	91-1696175
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

234 Ninth Avenue North, Seattle, Washington		98109
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	206-624-3357

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(c) Appointment of Principal Officers

Effective April 4, 2006, Jones Soda Co. hired Hassan N. Natha as its new Chief Financial Officer, pursuant to an at-will employment arrangement.

Prior to joining Jones Soda, Mr. Natha, aged 46, was an associate with CFO Selections, a professional services firm, from August 2005 to January 2006, and was a principal with Business to Business CFO, a professional services firm, from March 2003 to July 2005. Prior to that, from January 2002 to December 2002, Mr. Natha was the CFO with Washington Gaming Inc., a private real estate and gaming company. From October 2000 to December 2001, he served as a senior manager for Accenture Inc. Mr. Natha is a Certified Public Accountant, and received a B.Comm. (Accounting) from Concordia University and a Graduate Diploma in Public Accountancy from McGill University.

The terms of Mr. Natha's appointment are set forth in an employment offer letter, between Jones Soda and Mr. Natha, dated March 31, 2006 and accepted April 4, 2006. According to the terms of the employment offer letter, Mr. Natha will receive a base salary of $150,000 per year and is eligible for an annual bonus of up to 25% of his base salary based on certain annual performance goals to be established. Within 30 days following the date of the offer letter, Mr. Natha will receive a stock option grant to purchase 40,000 shares of common stock. In addition, Mr. Natha will be entitled to customary benefits during his employment as are provided generally to other employees of Jones Soda, including medical and dental coverage, 401(k) and other employee benefits. Mr. Natha's employment is at-will and either he or Jones Soda may terminate the relationship at any time.

On April 6, 2006, Jones Soda issued a press release announcing the appointment of Mr. Natha as the new CFO.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Jones Soda Co.

April 7, 2006	By:	/s/ Peter M. van Stolk

Name: Peter M. van Stolk
Title: Chief Executive Officer